UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 12, 2007

Graco Inc.
(Exact name of registrant as specified in its charter)

Minnesota	001-9249	41-0285640
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

88-11th Avenue Northeast Minneapolis, Minnesota	55413
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (612) 623-6000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule-425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 8, 2007, David A. Roberts gave his notice to the board of directors of Graco Inc. (the “Company”) that he would resign his positions as President and Chief Executive Officer, and as a member of the board of directors, of the Company effective June 11, 2007.

Also on June 8, 2007, the board of directors of the Company appointed Patrick J. McHale as President and Chief Executive Officer of the Company, contingent upon his acceptance of the appointment. Mr. McHale accepted the appointment on June 11, 2007. The board of directors also elected Mr. McHale as a director of the Company, effective June 11, 2007, to replace the vacancy created upon Mr. Roberts’ resignation. Mr. McHale was elected to the class of directors whose terms expire at the 2008 annual meeting of shareholders of the Company.

Mr. McHale, age 46, has been the Vice President and General Manager, Lubrication Equipment Division for the Company since June 2003. He was Vice President of Manufacturing and Distribution Operations from April 2001 until June 2003. He served as Vice President, Contractor Equipment Division from February 2000 to March 2001. Prior to becoming Vice President, Lubrication Equipment Division in September 1999, he held other various manufacturing management positions in Minneapolis, Minnesota; Plymouth, Michigan; and Sioux Falls, South Dakota. Mr. McHale joined the Company in December 1989.

A copy of the press release announcing Mr. Roberts’ resignation and Mr. McHale’s appointment is filed as Exhibit 99.1 hereto.

Item 9.01. Financial Statements and Exhibits

(d)   Exhibits

Exhibit No.	Description

99.1	Press Release dated June 12, 2007 announcing Mr. Roberts' resignation and Mr. McHale's appointment as President and Chief Executive Officer.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GRACO INC.
Date:	June 12, 2007	By:	\s\Karen Park Gallivan
Karen Park Gallivan
		Its:	Vice President, General Counsel and Secretary